Exhibit 16.1

April 4, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for TranSwitch Corporation. (the “Company”) and, under the date of March 11, 2005, we reported on the consolidated financial statements of TranSwitch Corporation as of and for the years ended December 31, 2004 and 2003. On April 1, 2005, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 4, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: (1) the change was approved by the Audit and Finance Committee of the Board of Directors; (2) the Company’s Audit Committee has engaged UHY LLP; (3) that UHY LLP were not consulted regarding the application of accounting principles to a specified transaction or type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

April 1, 2005

KPMG LLP